Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-86614, 33-55904, 333-43670, 333-117924, 333-111293 and 333-151044, each on Form S-8 of our reports dated March 13, 2009 relating to the consolidated financial statements of LoJack Corporation (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement 109, effective January 1, 2007), and the effectiveness of LoJack Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of LoJack Corporation for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 13, 2009